EXHIBIT 99.1

Berkshire Hills Announces Quarterly Shareholder Dividend
BOSTON, November 30, 2020 – Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a quarterly cash dividend of $0.12 per common share to shareholders of record at the close of business on December 17, 2020, payable on December 29, 2020.
ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture.  Headquartered in Boston, Berkshire operates in seven Northeastern states, with approximately $12.6 billion in assets. Berkshire Bank serves the underbanked through the Reevx LabsTM platform.
CONTACT
Investor Relations Contact
David Gonci; Capital Markets Director; 413-281-1973